Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

THIRD QUARTER 2004 RESULTS

- Updates Progress of Integration Activities –

- Provides Financial Guidance for the Fourth Quarter of 2004 -

Irvine, California – October 28, 2004 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its third quarter ended October 2, 2004 and provided guidance regarding its expected performance for the fourth quarter of 2004, including the anticipated impact of consolidating the results of Spectra-Physics for a full quarter. The third quarter 2004 results include Spectra-Physics’ financial activity for the period subsequent to July 16, 2004, the date the acquisition closed.

The acquisition has more than doubled the size of the company in terms of revenue, headcount and operating facilities, and Newport believes comparisons between the third quarter of 2004 and other periods are therefore not meaningful. In describing the results, the company compared its third quarter results to the financial guidance provided in a press release and conference call on July 29, 2004 and updated via press release on August 25, 2004. In addition, the company’s results of operations for the comparable three and nine-month periods in 2003 are provided in the unaudited consolidated statements of operations included with this release, and the company will provide a discussion of comparisons to the prior year periods in the company’s Quarterly Report on Form 10-Q for the third quarter.

Sales for the third quarter of 2004 totaled $93.6 million. The company had anticipated sales to be in the range of $95 million to $100 million. The actual results fell slightly below this range, due primarily to a slowdown in activity in the semiconductor capital equipment industry. Had the businesses been combined for the entire quarter, sales for the third quarter would have been approximately $100.3 million.

The financial results for the third quarter of 2004 included a number of charges that impact the comparability of those results to future and prior periods. These charges include those required to establish the opening balance sheet for Spectra-Physics, write-offs of assets resulting from the transaction or from integration activities, and other incremental restructuring expenses. Including these charges, the company reported a net loss of $18.5 million, or $0.44 per share. This was lower than the Company’s previous guidance of a net loss of $22 million to $25 million, or $0.51 to $0.58 per share, due primarily to certain previously forecasted purchase accounting adjustments that will not be required, and to the delay of certain integration activities. Excluding these charges, the company’s pro forma earnings would have been $2.9 million, or $0.07 per share, consistent with the company’s guidance of $0.05 to $0.08 per share. Had the businesses been combined for the entire quarter, pro forma earnings would have been approximately $1.4 million, or $0.03 per diluted share, as the Spectra-Physics business recorded a pre-tax loss of approximately $1.5 million for the portion of the third quarter prior to the closing of the acquisition. A reconciliation of the company’s third quarter results in accordance with generally accepted accounting principles (GAAP) and its pro forma third quarter results, together with a summary of the operating results of the Spectra-Physics business for the portion of the third quarter prior to the closing of the acquisition, is attached to this press release.

New orders received in the third quarter totaled $96.3 million. Had the businesses been combined for the entire quarter, new orders would have been $103.5 million. The order level was consistent with the company’s prior guidance of a book-to-bill ratio slightly higher than 1.0 for the third quarter.

Robert G. Deuster, chairman and chief executive officer, said, “We are enthusiastic about the ‘new’ Newport and are pleased with our performance in the third quarter, our first quarter since closing the most strategically important acquisition in Newport’s history. The acquisition was accretive to our pro forma financial results in this quarter, as we had indicated it would be, and has given us a solid balance in the multiple growth markets we serve. In addition, the reaction from our customers has been universally positive, which further reinforces our belief that we are well-positioned to provide unique photonics capabilities to customers in all of our key markets.”

Sales to customers in the scientific research and aerospace/defense markets totaled $34.3 million in the third quarter of 2004, and represented approximately 37% of total sales. New orders received from customers in this market segment were $37.7 million, or approximately 39% of total new orders. Deuster added, “Third quarter sales and orders to research customers continued to be very strong. We believe that the combination of Newport and Spectra-Physics puts us in an excellent position to serve this very important market with the largest product portfolio in the photonics industry.”

Third quarter 2004 sales to customers in the micro-electronics market segment (which is comprised primarily of semiconductor capital equipment customers) were $28.1 million, or approximately 30% of total sales. New orders received from customers in this market segment for the third quarter of 2004 totaled $25.7 million, or 27% of total new orders. The company noted that certain new orders expected to be received in the third quarter had been delayed, but that it did not experience any significant cancellations during the quarter. Deuster noted, “We experienced a slowdown in sales and orders activity related to our semiconductor equipment customers during the quarter. Many of our key original equipment manufacturer (OEM) customers appear to be reducing their production activity somewhat, which has put slight downward pressure on our sales and orders outlook for the fourth quarter of 2004.”

Sales to customers in the life and health sciences market in the third quarter of 2004 were $15.7 million, or approximately 17% of total sales. New orders from customers in this market segment in the third quarter were $15.6 million, or 16% of total new orders. Deuster stated, “We are very pleased by the significant increase in our participation in this market resulting from the addition of Spectra-Physics. We believe that our expertise in lasers, optics, photonics and motion control fits perfectly with the needs of the life and health sciences industry, and that this market represents an exciting growth opportunity for Newport.”

Sales to customers in all other end markets combined in the third quarter of 2004 were $15.5 million, or approximately 16% of total sales. New orders from customers in these combined market segments in the third quarter were $17.3 million, or 18% of total new orders.

The company’s gross profit for the third quarter of 2004 was $23.8 million, or approximately 25.5% of total sales. As explained in the reconciliation attached to this press release, the charges to cost of sales totaled $13.2 million, and included amounts resulting from purchase accounting, an inventory write-off due to facility consolidations, and the impairment of a technology investment deemed non-strategic as a result of the transaction. On a pro forma basis, excluding these amounts, third quarter gross profit would have been $37.1 million, or 39.6% of net sales. The company had forecasted third quarter gross margin to be in the range of 24.5% to 27.0% on a GAAP basis and 36.0% to 38.0% on a pro forma basis. Had the businesses been combined for the entire quarter, third quarter gross margin would have been 25.4%, or 38.6% on a pro forma basis excluding charges.

Deuster commented, “Although our gross margin was impacted significantly by acquisition, integration and other related items in the third quarter of 2004, we believe that our pro forma gross margin is indicative of the improvements we have made in our cost structure and shows that we are positioning our company with the goal of achieving gross margins in excess of 40% in future periods. For the third quarter of 2004, a favorable mix of higher-margin sales and the results of our cost improvement efforts resulted in pro forma gross margins that exceeded our original expectations.”

Selling, general and administrative (SG&A) expenses for the third quarter of 2004 were $29.4 million, compared with the guidance provided in August of $32.3 million to $35.8 million. On a pro forma basis, excluding the charges outlined in the attached table, SG&A would have been approximately $24.4 million. The lower SG&A expense reflects the timing of expenses for integration activities as well as the benefits realized from certain other integration activities. Had the businesses been combined for a full quarter, SG&A expenses would have been approximately $31.7 million, or $26.7 million on a pro forma basis excluding charges.

Research and development (R&D) expense for the third quarter of 2004 was $8.3 million, compared with the guidance provided in August of $12.7 million to $13.7 million. The company’s August guidance had contemplated that the company would be required by GAAP to record an adjustment to the opening balance sheet for in-process R&D of $3.2 million. However, based on a valuation analysis, this write-off was insignificant. In addition, R&D expense was lower than previously forecasted due to the timing of certain expenditures and to strong overall expense management.

Based on all of the factors noted, the company incurred an operating loss of $13.9 million in the third quarter of 2004. This amount was below the forecasted operating loss of $21.3 million to $22.3 million, due primarily to the difference noted previously related to in-process R&D, and to the delay of certain integration activities. On a pro forma basis, excluding the charges highlighted previously, the company would have recorded operating income of $4.4 million. The Spectra-Physics business recorded an operating loss of approximately $1.3 million in the portion of the quarter prior to the closing of the transaction on July 16, 2004. Had the businesses been combined for the full third quarter, the company would have incurred an operating loss of $15.2 million, and pro forma operating income would have been approximately $3.1 million.

Interest and other expense, net, totaled $3.7 million for the third quarter of 2004 and included a charge of approximately $1.7 million for losses on sales of marketable securities prior to their maturity in order to fund the purchase price for Spectra-Physics. Interest and other expense, net also included a write-off of $1.4 million for impairment of a minority investment. Both of these items were highlighted in the company’s previous guidance. Excluding these items, interest and other expense, net was $0.6 million, consistent with the company’s guidance.

The company had approximately $76.8 million in cash, cash equivalents and marketable securities at the end of the third quarter of 2004. Excluding cash paid for the purchase price and transaction costs related to the acquisition, the company generated $11.5 million of cash from operating activities in the third quarter of 2004. In addition, the company expects to receive approximately $25 million in cash in the fourth quarter pursuant to the post-closing net asset adjustment relating to the Spectra-Physics acquisition. Such amount is included in “Prepaid expenses and other current assets” on the attached October 2, 2004 balance sheet. Approximately $15.8 million of this amount is due to short-term debt assumed by Newport in connection with the acquisition.

INTEGRATION UPDATE

Deuster said, “I am proud of the combined Newport and Spectra-Physics teams for exceeding our financial commitments despite the intense integration activities that have taken place during this first post-acquisition quarter. The integration effort is off to an excellent start.” The company identified the following key accomplishments in the first 100 days following the consummation of the transaction:

•	Developed and communicated a common set of “guiding principles” for the combined company.

•	Analyzed, planned, announced and launched initiatives for closing two manufacturing sites, rationalizing two major product lines, and closing two redundant sales/administrative offices.

•	Developed “Phase I” of a multi-year plan to leverage the combined brand equity of Newport and Spectra-Physics.

•	Redesigned Newport Corporation’s Web site to enhance functionality (to be implemented in November 2004).

•	Established a wide area network for seamless network and email connectivity between Spectra-Physics and Newport locations.

•	Converted all Spectra-Physics’ domestic employees to Newport’s payroll system and benefit plans.

•	Developed and implemented a company-wide communication plan.

Deuster continued, “We are moving quickly, effectively and efficiently to complete our integration program, and all of our employees are working towards a common set of goals aligned with Newport’s strategic growth plans. For these reasons, we believe we will capitalize on our unique opportunity to become the preeminent integrated photonics company worldwide.”

FOURTH QUARTER 2004 BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially as a result of the factors more specifically referenced below under the caption “SAFE HARBOR STATEMENT.”

The company noted that financial results for the fourth quarter of 2004 will include a number of transactions that will impact the comparability of those results to future and prior periods. Therefore, the company is providing guidance on both a GAAP basis and a pro forma basis. A reconciliation of the company’s fourth quarter pro forma guidance to its GAAP guidance is attached to this press release.

The combined company’s sales are expected to be in the range of $100 million to $103 million in the fourth quarter of 2004. This is equal to or slightly better than the full quarter pro forma sales level for the third quarter of 2004, due to the normally strong fourth quarter seasonality in some of the end markets it serves, offset in part by an anticipated slowdown in sales to its semiconductor OEM customers. The reduction in the range compared with the $105 million to $110 million forecasted in August for the fourth quarter of 2004 is a result of the expected reduction in sales to semiconductor capital equipment customers. The company expects new orders to slightly exceed sales in the fourth quarter resulting in a book-to-bill ratio greater than 1.0.

Gross margin for the fourth quarter of 2004 is expected to again be impacted by adjustments to cost of sales for acquisition, integration and other items. The total amount of these charges included in cost of sales is expected to be approximately $2.0 million to $2.5 million. Including these charges, fourth quarter gross margin is expected to be in the range of 36% to 37%, depending on the mix of products sold, timing of completion of integration activities, foreign exchange rates, and other factors. On a pro forma basis, excluding these charges, gross margin for the fourth quarter of 2004 is expected to be in the range of 38% to 39%.

SG&A expenses for the fourth quarter of 2004 are also expected to be impacted by acquisition, integration and other charges. Including such charges, fourth quarter SG&A expenses are expected to be in the range of $29.0 million to $31.0 million. On a pro forma basis, excluding these charges, fourth quarter SG&A expenses are expected to be in the range of $24.0 million to $25.0 million. This amount is lower than the full third quarter pro forma SG&A expense level of $26.7 million as the company expects to begin to see synergies from some of the initial integration activities.

R&D spending for the fourth quarter of 2004 is expected to be in the range of $9.0 million to $9.5 million.

Including the expected impact of the acquisition, integration and other items discussed herein, the company expects to record an operating loss for the fourth quarter of 2004 in the range of $1.0 million to $4.0 million. On a pro forma basis, excluding such items, the company expects operating income for the fourth quarter of 2004 to be between $4.3 million and $6.0 million.

The company expects to incur interest and other expense, net in the fourth quarter of approximately $0.7 million.

The company expects tax expense in the fourth quarter to be approximately $1.0 million. This amount results primarily from certain state minimum tax payments and taxes in certain foreign jurisdictions.

The company expects the number of basic common shares for the fourth quarter to be in the range of 42 million to 43 million, and the number of diluted common shares to be in the range of 44 million to 45 million.

Including all the acquisition, integration and other charges discussed herein, the company anticipates recording a loss per share for the fourth quarter in the range of $0.06 to $0.12. On a pro forma basis, excluding such charges, the company anticipates earnings per share to be in the range of $0.07 to $0.10.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to the semiconductor, communications, electronics, research and life and health sciences markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, biomedical instrumentation and medical devices, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision systems, components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, senior vice president and chief financial officer, will host an investor conference call today, October 28, 2004, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s third quarter results, acquisition integration status and outlook for the fourth quarter of 2004. The call will be open to all interested investors through a live audio Web broadcast via the Internet at http://www.newport.com/Investors and www.fulldisclosure.com. The call also will be available to investors and analysts by dialing (800) 595-9010 within the U.S. and Canada or (719) 457-2624 from abroad. The Webcast will be archived on both Web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on October 28, 2004, through midnight Eastern time on Monday, November 1, 2004. The replay confirmation code is 825166.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation the statements under the heading “Fourth Quarter 2004 Business Outlook” and the statements made by Robert G. Deuster regarding the positioning of the company to capture increasing sales opportunities in key markets, reduced sales and orders in the fourth quarter due to slowing production by semiconductor capital equipment OEM customers, the achievement of gross margins in excess of 40% in future periods, and the company’s opportunity to become the preeminent integrated photonics company worldwide, that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended July 3, 2004, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the ability of Newport to successfully integrate Spectra-Physics with Newport and the contributions of Spectra-Physics to Newport’s operating results; the ability of Newport’s management team to manage the combined operations of Newport and Spectra-Physics; the strength of business conditions in the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the semiconductor packaging and life and health sciences markets; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; risks associated with terrorist activity and resulting economic uncertainty; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	October 2, 2004	September 30, 2003	October 2, 2004	September 30, 2003
Net sales	$93,635	$31,479	$183,534	$98,564
Cost of sales	69,799	21,219	128,653	65,710

Gross profit	23,836	10,260	54,881	32,854

Selling, general and administrative expense	29,392	10,873	51,591	33,732
Research and development expense	8,308	4,441	16,031	14,153

Operating loss	(13,864)	(5,054)	(12,741)	(15,031)

Interest and other income (expense), net	(3,735)	2,240	(1,170)	6,188

Loss from continuing operations before income taxes	(17,599)	(2,814)	(13,911)	(8,843)
Income tax provision	932	—	772	—

Loss from continuing operations	(18,531)	(2,814)	(14,683)	(8,843)

Loss from discontinued operations, net of income taxes	—	(111)	—	(2,303)

Net loss	$(18,531)	$(2,925)	$(14,683)	$(11,146)

Basic and diluted loss per share:
Loss from continuing operations	$(0.44)	$(0.07)	$(0.37)	$(0.23)
Loss from discontinued operations	—	(0.01)	—	(0.06)

Net loss	$(0.44)	$(0.08)	$(0.37)	$(0.29)

Shares used in computation of basic and diluted loss per share:	42,190	38,715	40,204	38,614

Other operating data:
New orders received during the period	$96,314	$37,328	$191,327	$106,287
Backlog at end of period scheduled to ship within 12 months			$91,952	$29,548

Newport Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	October 2, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$28,110	$11,795
Marketable securities	48,701	255,507
Accounts receivable, net	69,925	23,960
Notes receivable, net	5,093	—
Inventories	87,803	54,854
Prepaid expenses and other current assets	33,436	6,000

Total current assets	273,068	352,116

Property, plant and equipment, net	57,843	32,734
Goodwill	235,578	57,606
Deferred tax assets	—	14,900
Intangible assets, net	59,118	4,965
Investments and other assets	10,180	5,898

	$635,787	$468,219

Liabilities and stockholders’ equity
Current liabilities:
Short term borrowings	$17,673	$—
Accounts payable	19,847	8,517
Accrued payroll and related expenses	21,633	7,811
Accrued expenses and other current liabilities	32,960	9,567
Accrued restructuring costs	4,279	1,124
Obligations under capital leases	215	272

Total current liabilities	96,607	27,291

Long-term debt, less current portion	46,535	—
Obligations under capital leases, less current portion	1,421	1,612
Accrued pension, restructuring costs and other liabilities	14,868	907

Stockholders’ equity	476,356	438,409

	$635,787	$468,219

Newport Corporation

Reconciliation of Third Quarter 2004 Pro Forma, GAAP Results

The following table (a) reconciles Newport’s pro forma financial results for the third quarter of 2004, which exclude acquisition, integration and other charges, to its actual financial results recorded in accordance with generally accepted accounting principles, and (b) summarizes the pro forma impact of Spectra-Physics’ financial results for the portion of the third quarter of 2004 preceding the closing of the acquisition on July 16, 2004 (the “Stub Period”).

(In thousands, except per share amounts)	Q3 GAAP	Charges	Q3 Pro Forma	Impact of Stub Period	Full Q3 Pro Forma
Net sales	$93,635	$—	$93,635	$6,641	$100,276
Cost of sales	69,799	(13,238)[1]	56,561	5,002	61,563

Gross profit	23,836	13,238	37,074	1,639	38,713

Selling, general and administrative expense	29,392	(4,985)[2]	24,407	2,282	26,689
Research and development expense	8,308	—	8,308	637	8,945

Operating income (loss)	(13,864)	18,223	4,359	(1,280)	3,079

Interest and other expense, net	(3,735)	3,168[3]	(567)	(192)	(759)

Income (loss) before income taxes	(17,599)	21,391	3,792	(1,472)	2,320
Income tax provision	932	—	932	—	932

Net income (loss)	$(18,531)	$21,391	$2,860	$(1,472)	$1,388

Diluted income (loss) per share	$(0.44)		$0.07		$0.03

Shares used in computation of diluted income (loss) per share:	42,190		43,646		43,646

Other operating data:
New orders received during the period	$96,314		$96,314	$7,208	$103,522

Notes

[1]	Includes $6.7 million for a write up of purchased inventory in accordance with SFAS No. 141, $4.7 million for a write-off of inventory impacted by the company’s integration plan, and $1.5 million for the impairment of a technology investment deemed non-strategic as a result of the acquisition.
[2]	Includes $1.6 million for the amortization of purchased intangibles, $1.0 million for impairment of fixed assets at facilities impacted by the company’s integration plan, and $2.4 million for other costs related primarily to the acquisition.
[3]	Includes a $1.7 million loss on sales of marketable securities prior to their maturity in order to fund the purchase price for Spectra-Physics. Also includes $1.4 million for the impairment of a minority investment.

Newport Corporation

Reconciliation of Fourth Quarter 2004 Pro Forma, GAAP Guidance

The following table reconciles Newport’s pro forma financial guidance for the fourth quarter of 2004, excluding acquisition, integration and other charges, to its expected financial results recorded in accordance with generally accepted accounting principles.

(In millions, except percentages)	GAAP Range	Charges	Pro Forma Range
Sales	$100.0 - $103.0	—	$100.0 - $103.0
Gross profit	$35.5 - $38.2	$2.0 - $2.5	$38.0 - $40.7
Gross margin	36% - 37%	2.0% - 2.4%	38% - 39%
Selling, general and administrative expense	$29.0 - $31.0	$5.0 - $6.0	$24.0 - $25.0
Operating income (loss)	$(1.0) - $(4.0)	$7.0 - $8.3	$4.3 - $6.0
Earnings (loss) per share	$(0.06) - $(0.12)	$0.16 - $0.19	$0.07 - $0.10